Exhibit 99.1

WeWork Provides November Business Update and Announces Agreement to Extend Secured Credit Commitments

NEW YORK, December 6, 2021 – WeWork Inc. (NYSE: WE) (“WeWork”), one of the leading global flexible space providers, today provided a business update of key operational metrics for November 2021 and announced agreements to extend its secured credit commitments, which resulted in an extension of $1.75 billion of total liquidity from February 2023 to February 2024:

November Business Update

Following positive momentum seen in the second and third quarter of 2021, WeWork saw continued growth across key metrics in October and November, including memberships, physical occupancy, and desk sales.

Preliminary November highlights include:

•	WeWork’s global real estate portfolio included 756 locations across 38 countries, supporting approximately 913,000 workstations and 577,000 physical memberships.

•	WeWork’s consolidated real estate portfolio included 624 locations across 33 countries, supporting approximately 747,000 workstations and 458,000 physical memberships.

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Preliminary consolidated physical occupancy rate was 61% in November, a two percentage point improvement from 59% physical occupancy in October. Including incremental net memberships that are contracted to move in, preliminary physical occupancy would increase to 63% in November, a two percentage point improvement from 61% in October.

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Preliminary consolidated gross desk sales were 55,000 in November 2021, equating to 3.3 million square feet sold. This marks an increase from 45,000 gross desks sold in October 2021, equating to approximately 2.7 million square feet. Preliminary consolidated new desk sales were 30,000 in November 2021, an increase from 25,000 in October 2021.

•	Preliminary All Access memberships increased to 41,000 in November 2021, up from 38,000 in October 2021. These All Access memberships represent an additional five percentage points of occupancy.

•	Enterprise members accounted for 47% of total physical memberships.

•	Overall average commitment length stood at 20 months.

Letter of Credit Facility and Senior Secured Notes

WeWork and SoftBank Group Corp. (“SoftBank”) have agreed to extend WeWork’s commitments for a total of $1.75 billion of liquidity from February 2023 to February 2024 through: i) an amendment to WeWork’s existing letter of credit facility pursuant to which its maturity date was extended from February 10, 2023 to February 9, 2024 with total commitments of $1.25 billion as of February 10, 2023 through February 9, 2024; and ii) an agreement to extend the $500 million senior secured notes commitment from Starbright WW LP, a wholly-owned subsidiary of SoftBank, from February 2023 to February 2024.

About WeWork

WeWork (NYSE: WE) was founded in 2010 with the vision to create environments where people and companies come together and do their best work. Since then, we’ve become one of the leading global flexible space providers committed to delivering technology-driven turnkey solutions, flexible spaces, and community experiences. For more information about WeWork, please visit us at https://wework.com.

Forward-Looking Statements

Certain statements made in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “pipeline,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Although WeWork believes the expectations reflected in any forward-looking statement are based on reasonable assumptions, it can give no assurance that its expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and other factors. Such factors include, but are not limited to, WeWork’s ability to refinance, extend, restructure or repay near and intermediate term debt; its indebtedness; its ability to raise capital through equity issuances, asset sales or the incurrence of new debt; retail and credit market conditions; impairments; its liquidity; changes in general economic conditions, including as a result of the COVID-19 pandemic; delays in customers and prospective customers returning to the office and taking occupancy as a result of the COVID-19 pandemic and the emergence of the Delta, Omicron or other variants leading to a parallel delay in receiving the corresponding revenue; and WeWork’s inability to implement its business plan or meet or exceed its financial projections. Forward-looking statements speak only as of the date they are made. WeWork discusses these and other risks and uncertainties in its annual and quarterly periodic reports and other documents filed with the U.S. Securities and Exchange Commission. WeWork may update that discussion in its periodic reports, but otherwise takes no duty or obligation to update or revise these forward-looking statements, whether as a result of new information, future developments, or otherwise. The business update contained herein represents preliminary and estimated results that are based on management’s initial review of operations for November 2021 and remain subject to adjustment.

Investors

Chandler Salisbury

investor@wework.com

Media

Nicole Sizemore

press@wework.com